Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of August 29, 2014, among RSP PERMIAN, L.L.C., a Delaware limited liability company (the “Borrower”), each of the LENDERS (as hereinafter defined) party hereto, and COMERICA BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the financial institutions party thereto (collectively, together with their respective successors and assigns, the “Lenders”), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of September 10, 2013, as amended by First Amendment to Amended and Restated Credit Agreement dated as of June 9, 2014 (as so amended, as amended hereby and as hereafter renewed, extended, amended or restated, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement as hereinafter provided;

WHEREAS, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders are willing to agree to such amendments; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent acknowledge that the terms of this Amendment constitute an amendment and modification of, and not a novation of, the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                            Definitions.  Unless otherwise defined in this Amendment, terms used in this Amendment that are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2.                            Amendments to the Credit Agreement.  Subject to satisfaction of the conditions of effectiveness set forth in Section 3 of this Amendment, the parties hereto agree that:

(a)                                 The definition of “Adjusted LIBOR Rate” in Section 1.02 of the Credit Agreement is hereby amended to delete the following phrase:  “provided, however, the Adjusted LIBOR Rate shall never be less than one percent (1%) in determining the interest payable under Section 4.02”.

(b)                                 The penultimate sentence of the definition of “Consolidated Net Income” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

For the purposes of calculating Consolidated Net Income for any period of four (4) consecutive fiscal quarters in connection with any determination of the financial ratio contained in Section 10.01, or, with respect to the calculation of the financial ratio set forth in Section 10.01(c), at the issuance of any Debt permitted under Section 10.02(g) only, the then most recently completed four (4) consecutive fiscal quarters (each, a “Reference Period”), and without duplication of any additions to or subtractions from EBITDAX for the same items set forth in the definition thereof, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Net Income for such Reference Period shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, the Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

(c)                                  The definition of “Excepted Liens” in Section 1.02 of the Credit Agreement is hereby amended to (i) delete the “and” at the end of clause (j) and replace it with “,”, (ii) delete the “.” at the end of clause (k) and replace it with an “and” and (iii) insert a new clause (l) immediately after clause (k) to read as follows:

(l)                                     Liens on the Equity Interests of Excluded Subsidiaries securing Debt not to exceed $15,000,000 in the aggregate at any time outstanding.

(d)                                 The definition of “Interest Payment Date” in Section 1.02 of the Credit Agreement is hereby amended to add the following proviso at the end thereof:  “; provided, however, that if any Interest Period applicable to the Revolving Credit Borrowing of which such Revolving Credit Loan is a part exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates”.

(e)                                  Clause (a) of the definition of “Interest Period” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter (or such other period that is twelve months or less that is then available to all Lenders), as the Borrower may elect and

(f)                                   Clause (a) of the definition of “Material Indebtedness” in Section 1.02 of the Credit Agreement is hereby amended to delete the reference to “$5,000,000” therein and to replace it with “$25,000,000”.

(g)                                  Section 1.02 of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety to read as follows:

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.05.  The Aggregate Maximum Credit Amounts of the Revolving Credit Lenders on the Second Amendment Effective Date is $1,000,000,000.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Applicable Revolving Credit Percentage of any Revolving Credit Loans within two (2) Business Days of the date such Revolving Credit Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank, each Swing Line Lender and each Lender.

“EBITDAX” means, for any period, Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: the sum of (a) interest, income taxes, depreciation, depletion, amortization, exploration and abandonment expenses and (b) transaction costs, expenses and charges deducted from Consolidated Net Income pursuant to ASC 805 with respect to the Acquisition and any other acquisition by the Borrower or any of its Subsidiaries not exceeding $10,000,000 in the aggregate in any Reference Period, (c) transaction costs, expenses and charges deducted from Consolidated Net Income with respect to any proposed Initial Public Offering and subsequent equity or Debt offerings, and (d) all other noncash charges, minus all noncash income added to Consolidated Net Income. For the purposes of calculating EBITDAX for any Reference Period pursuant to any determination of the financial ratio contained in Section 10.01, and without duplication of any additions to or subtractions from Consolidated Net Income for the same items set forth in the definition thereof, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, the EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Fee Letter” means, collectively, whether one or more, the fee letter dated August 9, 2013, among the Borrower, the Administrative Agent and the Arranger, and the fee letter dated August 15, 2014, among the Borrower, the Administrative Agent and the Arranger, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Letter of Credit Maximum Amount” means Twenty-Five Million and No/100 Dollars ($25,000,000).

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Applicable Revolving Credit Percentage of any outstanding Swing Line Loans and Letter of Credit Obligations.

“Revolving Credit Maturity Date” means August 29, 2019.

“Subsidiary” means any subsidiary of the Borrower; provided, however, the term “Subsidiary” shall be deemed to exclude all Excluded Subsidiaries for all purposes under this Agreement and the other Loan Documents.

(h)                                 Section 1.02 of the Credit Agreement is hereby amended to add the following definitions in proper alphabetical order to read as follows:

“Borrowing Base Deficiency Notice” has the meaning assigned to such term in Section 3.04(c)(ii) hereof.

“Excluded Subsidiary” means any Person that would otherwise be a Subsidiary that the Borrower has designated to be an “Excluded Subsidiary” in writing to the Administrative Agent pursuant to Section 10.18 and each subsidiary thereof.

“Initial Issuance” means the initial issuance of unsecured notes permitted in Section 10.02(g).

“Joint Venture” means general or limited partnerships or other types of entities engaged principally in oil and gas exploration, development, production, processing and related activities, including gathering, processing and transportation.

“Permitted Unsecured Notes” means unsecured notes issued pursuant to Section 10.02(g).

“Relevant Debt” has the meaning assigned to such term in Section 9.18(d) hereof.

“Second Amendment Effective Date” means August 29, 2014.

(i)                                     Section 1.05 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 10.01, and the components of each of such ratios, all Excluded Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Excluded Subsidiary to the Borrower or any of its Subsidiaries, which shall be deemed to be income to the Borrower or such Subsidiary when actually received by it.

(j)                                    Section 2.06(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 Initial Borrowing Base.  For the period from and including the Second Amendment Effective Date to the Scheduled Redetermination of May 1, 2015, the amount of the Borrowing Base shall be $500,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 10.11.

(k)                                 Section 2.06(b)(ii) of the Credit Agreement is hereby amended to delete the reference to “ten percent (10%)” and to replace it with “five percent (5%)”.

(l)                                     Section 2.06 of the Credit Agreement is hereby amended to add a new clause (e) which shall read as follows:

(e)                                  If the Borrower issues any Debt consisting of senior notes pursuant to Section 10.02(g) during the period between Scheduled Redeterminations, then (i) on the date on which such Debt is issued, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Debt, and (ii) the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.  For purposes of this Section 2.06(e), if any such Debt consisting of senior notes issued pursuant to Section 10.02(g) is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.  Notwithstanding the foregoing, no such reduction to the Borrowing Base shall be required with respect to the Initial Issuance or any extension, refinancing or renewal of the Initial Issuance; provided, however, any increase in the principal amount of the Initial Issuance in connection with an extension, refinancing or renewal permitted by Section 10.02(h) hereof shall be subject to the prepayment and reduction contained herein.

(m)                             Section 2.07(f)(iv) of the Credit Agreement is hereby amended to delete the reference to “Federal Funds Effective Rate” and replace it with “the rate applicable under Section 2.04(c)(i) with respect to Revolving Credit Borrowings”.

(n)                                 Section 3.04(c)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii)(A)                 Upon any Scheduled Redetermination, Interim Redetermination or adjustment of the Borrowing Base pursuant to Section 2.06(b)(iii), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base and the Administrative Agent sends a New Borrowing Base Notice to the Borrower indicating such deficiency (each, a “Borrowing Base Deficiency Notice”), then the Borrower shall within ten (10) Business Days following receipt of such Borrowing Base Deficiency Notice elect whether to (I) prepay the Revolving Credit Borrowings and Swing Line Loans an amount which would, if prepaid immediately, reduce the total Revolving Credit Exposures to the amount of the Borrowing Base, (II) execute one or more Security Instruments (or cause a Subsidiary to execute one or more Security Instruments) covering such other Oil and Gas Properties as are reasonably acceptable to the Majority Revolving Credit Lenders having present values which, in the reasonable opinion of the Majority Revolving Credit Lenders, based upon the Majority Revolving Credit Lenders’ good-faith evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposures, or (III) do any combination of the foregoing.  If the

Borrower fails to make an election within ten (10) Business Days after the Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (III) above.  To the extent any prepayment of Revolving Credit Borrowings and Swing Line Loans is required hereunder, if any excess of total Revolving Credit Exposures over the Borrowing Base then in effect remains after prepaying all Revolving Credit Borrowings and Swing Line Loans as a result of Letter of Credit Obligations, the Borrower shall Cash Collateralize such excess in an amount equal to the greater of (x) the amount of such Letter of Credit Obligations and (y) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit.

(B)                               The Borrower shall deliver such prepayments or Security Instruments covering additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to Section 3.04(c)(ii)(A) as follows:

(I)                                   Prepayment Elections.  If the Borrower elects to prepay an amount in accordance with Section 3.04(c)(ii)(A)(I) above, then the Borrower may make such prepayment in six (6) equal consecutive monthly installments beginning within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter; provided that all payments required to be made pursuant to this Section 3.04(c)(ii)(B)(I) must be made on or prior to the Termination Date.

(II)                              Elections to Mortgage Additional Oil and Gas Properties.  If the Borrower elects to mortgage additional Oil and Gas Properties in accordance with Section 3.04(c)(ii)(A)(II) above, then (1) such properties shall be reasonably acceptable to the Majority Revolving Credit Lenders having present values which, in the reasonable opinion of the Majority Revolving Credit Lenders, based upon the Majority Revolving Credit Lenders’ good-faith evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposures, and (2) the Borrower or such Subsidiary shall execute, acknowledge and deliver to the Administrative Agent one or more Security Instruments within thirty (30) days after the Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent); provided, however (x) if none of the additional Oil and Gas Properties offered by the Borrower are reasonably acceptable to the Majority Revolving Credit Lenders, the Borrower shall be deemed to have elected the prepayment option specified in Section 3.04(c)(ii)(A)(I) (and Borrower shall make such prepayment in accordance with Section 3.04(c)(ii)(B)(I)); and (y) if the aggregate present values of additional Oil and Gas Properties which are reasonably acceptable to the Majority Revolving Credit Lenders are insufficient to eliminate the Borrowing Base deficiency, then the Borrower shall be deemed to have selected the option specified in Section 3.04(c)(ii)(A)(III) (and the Borrower shall make prepayment and deliver or cause to be delivered one or more Security Instruments as provided in Section 3.04(c)(ii)(B)(III)).  Together with such Security Instruments, the Borrower shall deliver to the Administrative Agent title opinions and/or other title information and data acceptable to the Administrative Agent such that the Administrative Agent shall have received, together with the title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by the most recent Reserve Report and which are required to be Mortgaged Properties hereunder.

(III)                         Combination Elections.  If the Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with Section 3.04(c)(ii)(A)(III), then within thirty (30) days after the Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent), the Borrower shall (or shall cause a Subsidiary to) execute, acknowledge and deliver to the Administrative Agent one or more Security Instruments covering such additional Oil and Gas Properties and pay the Administrative Agent the amount by which the Borrowing Base deficiency exceeds the present values of such additional Oil and Gas Properties in six (6) equal consecutive monthly installments beginning within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter; provided that all payments required to be made pursuant to this Section 3.04(c)(ii)(B)(III) must be made on or prior to the Termination Date.

(o)                                 Section 3.04(c)(iii) of the Credit Agreement is hereby amended to insert “or pursuant to Section 2.06(e))” immediately after the reference to “Section 10.11” therein.

(p)                                 Each of Sections 3.04(c)(iv) and (vi) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

(q)                                 Section 3.04(c)(v) is hereby amended to add the following proviso at the end thereof:  “; provided, however, that no prepayment shall be required under this Section 3.04(c)(v) if Borrower or any of its Subsidiaries applies, or notifies the Administrative Agent within 30 days of receipt of such proceeds of its intent to apply within 365 days and so applies, any such Insurance Proceeds or Condemnation Proceeds toward the purchase of assets useful in the business of the Credit Parties”.

(r)                                    Section 3.04(c)(ix) is hereby amended and restated in its entirety to read as follows:

(ix)                              To the extent that any prepayment is due under Section 3.04(c)(ii) or (iii), upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from the issuance of Debt, except as permitted under Section 10.02(a) through (h), after the Second Amendment Effective Date, the Borrower shall prepay the Revolving Credit Borrowings and Swing Line Loans in an amount equal to the lesser of (A) the outstanding prepayment due under Section 3.04(c)(ii) and (B) the amount necessary to prepay the Revolving Credit Borrowings and Swing Line Loans pursuant to clause (vii) and, with respect to a prepayment under clause (B) above, if any excess remains after paying all of the Revolving Credit Borrowings and Swing Line Loans, the Borrower shall Cash Collateralize such excess in an amount equal to the greater of (x) the amount of Letter of Credit Obligations outstanding and (y) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit.

(s)                                   Each of Sections 4.08(a), (b) and (c) of the Credit Agreement are hereby deleted in its entirety and replaced with “[Reserved]”.

(t)                                    The last sentence of Section 6.05 of the Credit Agreement is hereby amended to insert the parenthetical “(other than a Defaulting Lender)” immediately after the first reference to the term “Lender”.

(u)                                 The first sentence of Section 8.21 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The proceeds of the Loans and the Letters of Credit shall be used for working capital, for lease acquisitions, for exploration and production operations, for development (including the drilling and completion of producing wells), for the payment of fees and expenses incurred in connection with this Agreement and for any other general business purposes.

(v)                                 The parenthetical contained in Section 9.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(without a “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception that is solely as a result of the Loans maturing within the next 365 days) and without any qualification or exception as to the scope of such audit)

(w)                               Section 9.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ended September 30, 2014, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(x)                                 Section 9.01(e) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

(y)                                 Section 9.01(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)                                   Certificate of Financial Officer — Swap Agreements.  Concurrently with any delivery of each Reserve Report under Section 9.12(a), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 8.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(z)                                  The parenthetical in Section 9.01(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(and in any event within five (5) Business Days subsequent thereto)

(aa)                          Section 9.08 of the Credit Agreement is hereby amended to add the following proviso at the end thereof:  “; provided, however, unless an Event of Default then exists and is continuing, not more than one such inspection per calendar year shall be at the expense of the Borrower”.

(bb)                          Section 9.12(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 On or before April 1 and October 1 of each year, commencing October 1, 2014, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1 or July 1, respectively; and the Reserve Report as of January 1 of each year shall be prepared and/or audited by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(cc)                            Section 9.14(b) of the Credit Agreement is hereby amended to delete the reference to “15 days” therein and replace it with “30 days (or such later date as the Administrative Agent may agree in its reasonable discretion)”.

(dd)                          Article IX of the Credit Agreement is hereby amended to add new Section 9.18 to read as follows:

9.18                        Excluded Subsidiaries.  The Borrower:

(a)                                 will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including,

without limitation, by keeping separate books of account, furnishing separate financial statements of Excluded Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Subsidiaries to be commingled) so that each Excluded Subsidiary will be treated as an entity separate and distinct from the Borrower and its Subsidiaries;

(b)                                 will cause each Excluded Subsidiary (i) to refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify as its individual assets from those of any other Credit Party and (ii) to observe all corporate formalities;

(c)                                  will not, and will not permit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Excluded Subsidiaries except to the extent permitted by this Agreement;

(d)                                 will not, and will not permit any of its Subsidiaries to, permit any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments pursuant to which the Borrower or such Subsidiary is a borrower, issuer or guarantor (the “Relevant Debt”), the terms of which would, upon the occurrence of a default under any Debt of an Excluded Subsidiary, (i) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (ii) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable; and

(e)                                  will not permit any Excluded Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any of its Subsidiaries.

(ee)                            Section 10.01(b) of the Credit Agreement is hereby amended to delete the reference to “4.0” and to replace it with “4.5”.

(ff)                              Section 10.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)                                  Senior Secured Leverage Ratio.  Commencing at the issuance of any Permitted Unsecured Notes (after giving pro forma effect to such issuance) and as of the last day of any fiscal quarter thereafter, the Borrower will not permit, as of the date of such issuance or as of the last day of any fiscal quarter thereafter, as applicable, the ratio of (i)(A) the Obligations plus (B) other consolidated Total Debt of the Borrower to the extent that (x) it is secured and (y) is not subordinated to the Obligations to (ii) the consolidated EBITDAX of the Borrower for the most recently completed twelve consecutive month period (with respect to the calculation of EBITDAX at the issuance of the such notes) or the four fiscal quarters then ended (with respect to the calculation of EBITDAX for each fiscal quarter after the issuance of the such notes) to be greater than 3.5 to 1.0.

(gg)                            Section 10.02(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)                                 Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Debt described in this Section 10.02(b) at any one time outstanding shall not to exceed $25,000,000 in the aggregate;

(hh)                          Section 10.02(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)                                  other Debt not to exceed $10,000,000 in the aggregate at any one time outstanding;

(ii)                                  Section 10.02 of the Credit Agreement is hereby amended to delete the “.” at the end of clause (f) thereof and to replace it with “; and”, and to add new clauses (g) and (h) to read as follows:

(g)                                  Debt in respect of unsecured notes; provided that (i) no Default or Borrowing Base deficiency exists at the time of the incurrence of such Debt or would result therefrom (including after giving effect to any automatic reduction of the Borrowing Base pursuant to Section 2.06(e)), (ii) such Debt does not require any scheduled amortization of principal or have a maturity date prior to 180 days after the Revolving Credit Maturity Date at the time of the incurrence of such Debt, (iii) after giving effect to the incurrence of such Debt, the Borrower is in pro forma compliance with Section 10.01(c), (iv) the covenants and events of default contained in the documentation governing such Debt are, (A) in the case of financial covenants, not more restrictive than the financial covenants of this Agreement and the other Loan Documents and, (B) in the case of other covenants and events of default, taken as a whole, not more restrictive than the corresponding terms of this Agreement and the other Loan Documents in each case as reasonably determined in good faith by the Borrower, (v) the documents governing such Debt do not contain any mandatory prepayment or Redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or Redemption of such Debt in priority to the Loans, (vi) such Debt does not prohibit prior repayment of the Obligations, and (vii) the principal amount of the Initial Issuance shall not exceed $500,000,000 in the aggregate.

(h)                                 Debt which represents an extension, refinancing, or renewal of any of the Permitted Unsecured Notes; provided that such Debt satisfies the conditions set forth in Section 10.02(g) (other than clause (iii) thereof).

(jj)                                Section 10.03(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)                                  Liens on Property not constituting Hydrocarbon Interests and not otherwise permitted by the foregoing clauses of this Section 10.03; provided that the aggregate principal or face amount of all Debt secured by such Liens pursuant to this

Section 10.03(e), and the fair market value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $10,000,000 in the aggregate at any time.

(kk)                          Section 10.04(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)                                   the Borrower may make Restricted Payments to the holders of its Equity Interests not to exceed $25,000,000 in the aggregate during any fiscal year of the Borrower, provided that (i) no Default has occurred, is continuing or would result therefrom and (ii) the Borrowing Base Utilization Percentage is no greater than 80% after giving effect to such Restricted Payments.

(ll)                                  Section 10.05(h) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

(mm)                  Section 10.05(k) of the Credit Agreement is hereby amended to delete the reference to “$5,000,000” and replace it with “$25,000,000”.

(nn)                          Section 10.05 of the Credit Agreement is hereby amended to delete the “; and” at the end of clause (j), to delete the “.” at the end of clause (k) and replace it with “; and”, and to add new clause (l) to read as follows:

(l)                                     Investments in Joint Ventures and Excluded Subsidiaries, provided that (i) the aggregate amount of all such Investments at any one time permitted by this clause (l) shall not exceed $50,000,000 (or its equivalent in other currencies as of the date of Investment) and (ii) the Borrowing Base Utilization Percentage is less than eighty percent (80%) immediately before and immediately after giving effect to such Investment.

(oo)                          Section 10.10 of the Credit Agreement is hereby amended to add the following clause at the end thereof:  “and any Excluded Subsidiary may participate in a consolidation with the Borrower or any of its Subsidiaries (provided that, if the Borrower participates in the consolidation, the Borrower shall be the surviving entity, and otherwise, such Subsidiary shall be the continuing or surviving entity)”.

(pp)                          Section 10.11(h) of the Credit Agreement hereby amended to delete the reference to “$5,000,000” therein and replace it with “$10,000,000”.

(qq)                          Section 10.12 of the Credit Agreement is hereby amended to delete the reference to “$10,000” and to replace it with “$1,000,000”.

(rr)                                The first sentence of Section 10.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary or redesignate an Excluded Subsidiary as a Subsidiary unless the Borrower complies with Section 9.14(b).

(ss)                              Section 10.14 of the Credit Agreement is hereby amended to add the following at the end thereof:

The Borrower will not, and will not permit any Subsidiary to, prior to the date that is 180 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal in respect of any Permitted Unsecured Notes, except so long as (a) no Borrowing Base deficiency or Default exists or results therefrom and (b) after giving pro forma effect to such Redemption, the Borrowing Base Utilization Percentage (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 7.02 hereof) is not more than eighty percent (80%), the Borrower or applicable Subsidiary may voluntarily Redeem any principal in respect of such Debt; provided, however, the Borrower will be permitted to extend, refinance or renew such Debt pursuant to the terms of Section 10.02(h) hereof.

(tt)                                Section 10.16(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 Swap Agreements in respect of commodities with an Approved Counterparty fixing a price for a term of not more than sixty months and the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (i) eighty-five percent (85%) of the reasonably anticipated projected production from Oil and Gas Properties for each month during the first thirty-six month period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, or (ii) sixty-five percent (65%) of the reasonably anticipated projected production from Oil and Gas Properties for each month during the succeeding twenty-four month period during which such Swap Agreement is in effect for each of crude oil, natural gas, and natural gas liquids calculated separately, provided that the Borrower (A) shall have the option to update the reasonably anticipated projected production from Oil and Gas Properties between the delivery of Reserve Reports hereunder (which updates shall be provided to the Administrative Agent in writing and shall be in form and substance reasonably satisfactory to the Administrative Agent) and (B) shall, without causing a breach of this Section 10.16, have the option to enter into commodity Swap Agreements with respect to (x) such updated projected production and (y) reasonably anticipated projected production from Oil and Gas Properties not then owned by the Borrower or such Subsidiary but which are subject to a binding purchase agreement for which the Borrower or such Subsidiary is scheduled to acquire such Oil and Gas Properties within the applicable period, provided that, if such purchase agreement does not close for any reason on the date required thereunder, including any binding extensions thereof, within thirty (30) days of such required closing date, the Borrower shall unwind or otherwise terminate the Swap Agreements entered into with respect to production that was to be acquired thereunder,

(uu)                          Article X of the Credit Agreement is hereby amended to add new Section 10.18 to read as follows:

10.18                 Designation and Conversion of Subsidiaries and Excluded Subsidiaries; Debt of Excluded Subsidiaries.

(a)                                 Unless designated as an Excluded Subsidiary in accordance with Section 10.18(b), any Person that becomes a Domestic Subsidiary of the Borrower or any of its Subsidiaries shall be classified as a Subsidiary.

(b)                                 The Borrower may designate by written notification thereof to the Administrative Agent, any Person that would otherwise be a Subsidiary of the Borrower, including a newly formed or newly acquired Person that would otherwise be a Subsidiary of the Borrower, as an Excluded Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base deficiency would exist, (ii) such Person does not own or operate any Oil and Gas Properties included in the most recently delivered Reserve Report for which a Borrowing Base has been established, other than Oil and Gas Properties permitted to be sold or otherwise transferred pursuant to Section 10.11 (which shall count as a Transfer thereunder), (iii) such Person is not a guarantor or the primary obligor with respect to any Debt permitted under Section 10.02(g) unless such Person will be released contemporaneously with such designation, (iv) such Person is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 10.12, (v) such designation is deemed to be an Investment in an Excluded Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct or indirect ownership interest in such Person and such Investment would be permitted to be made at the time of such designation under Section 10.05(l), and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such designation complies with the requirements of this Section 10.18(b).  For purposes of the foregoing, the designation of a Person as an Excluded Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Excluded Subsidiaries.  Except as provided in this Section 10.18(b), no Subsidiary may be redesignated as an Excluded Subsidiary.

(c)                                  The Borrower may designate any Excluded Subsidiary to be a Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 9.14, Section 9.18 and Section 10.13.  Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Person or the amount of the Borrower’s or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 10.05(l).

(vv)                          Article X of the Credit Agreement is hereby amended to add new Section 10.19 to read as follows:

10.19                 Amendments to Permitted Unsecured Notes Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Unsecured Notes if (a) the effect thereof would be to shorten the maturity of the Permitted Unsecured Notes to a date that is earlier than 180 days after the Maturity Date, or (b) such action adds or amends any representations and warranties, covenants or events of default to be more restrictive or burdensome than this Agreement in each case as reasonably determined in good faith by the Borrower without this Agreement being contemporaneously amended to add similar provisions; provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof (provided that any such guarantor also guarantees the Obligations pursuant to a Guaranty Agreement and each of Borrower and such guarantor otherwise complies with Section 9.14(b)); and provided further that nothing in this Section 10.19 shall prohibit the Borrower from extending, refinancing, or renewing of the Permitted Unsecured Notes pursuant to Section 10.02(h).

(ww)                      Section 11.01(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of the greater of (a) $10,000,000 and (b) a dollar amount equal to five percent (5%) of the then effective Borrowing Base (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(xx)                          Section 12.11(b)(1)(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) constituting Property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the Property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement (including, without limitation, any Property of a Subsidiary that is redesignated as an Excluded Subsidiary in accordance with Section 10.18(b));

(yy)                          Section 13.04(b)(i)(A) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(A)                               the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender that is actively engaged in the making of revolving loans, an Approved Fund or if an Event of Default has occurred and is continuing; and

(zz)                            Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.1 attached hereto.

(aaa)                   Schedule 1.2 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.2 attached hereto.

(bbb)                   Exhibit B to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

(ccc)                      Each reference in the Credit Agreement to “One Detroit Center” is hereby deleted and replaced with “411 West Lafayette, 7th Floor, MC 3289”.

SECTION 3.                            Conditions of Effectiveness.  The amendments set forth in Section 2 of this Amendment, as well as any other terms and conditions set forth herein shall be effective as of date first above written, provided that the Administrative Agent shall have received the following:

(a)                                 a counterpart of this Amendment executed by the Borrower and the Lenders (which may be delivered by telecopy or pdf transmission);

(b)                                 duly executed Revolving Credit Notes payable to the order of each Revolving Credit Lender requesting a Revolving Credit Note in a principal amount equal to its Maximum Credit Amount after giving effect to this Amendment dated as of the date hereof;

(c)                                  duly executed amendments to each of the appropriate Security Instruments evidencing the applicable amendments to the Credit Agreement set forth herein;

(d)                                 (i) a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Borrower setting forth resolutions of board of managers with respect to the authorization of the Borrower to execute and deliver this Amendment and the other documents executed or delivered in connection herewith and to enter into the transactions contemplated in those documents, the officers of the Borrower who are authorized to sign such documents and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement, as amended by this Amendment, and the transactions contemplated thereby and hereby, specimen signatures of such authorized officers, and the limited liability company agreement, the certificate of formation or other applicable organizational documents of the Borrower, certified as being true and complete; and (ii) certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower;

(e)                                  an opinion of Vinson & Elkins LLP, special counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(f)                                   (i) a certificate of a Responsible Officer of the Borrower certifying:  that the Borrower has consummated the acquisition (the “Adventure Acquisition”) described in that certain Purchase and Sale Agreement dated July 22, 2014, by and among Adventure Exploration Partners II, LLC, JM Cox Resources, LP, Alpine Oil Company and D.R.E. Interests, LLC, as the sellers, and the Borrower, as the buyer (the “PSA”), in accordance with the terms thereof in all material respects and has acquired substantially all of the Properties contemplated thereby; as to the final purchase price for such Properties after giving effect to all adjustments as of the closing date contemplated thereby; and such other related documents and information as the Administrative Agent shall have reasonably requested; and (ii) evidence that all Liens on the Properties acquired thereby (other than Permitted Liens) associated with any credit facilities and funded debt have been released or terminated, subject only to the filing of applicable terminations and releases;

(g)                                  one or more Security Instruments executed by the Borrower covering the Properties acquired under the PSA and title due diligence reasonably satisfactory to the Administrative Agent thereon to the extent required by Section 9.14 of the Credit Agreement;

(h)                                 a certificate of a Responsible Officer of the Borrower dated the date hereof stating that to the best of his or her respective knowledge, (i) the conditions set forth in this Section 3 have been satisfied to the extent required to be satisfied by the Borrower and assuming that the Administrative Agent and the Lenders are satisfied with any items that are subject to their satisfaction; (ii) the representations and warranties made by the Borrower in the Credit Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (iii) no Default shall have occurred and be continuing; and (iv) since December 31, 2013, nothing has occurred which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i)                                     a projected balance sheet of and projections regarding the Borrower and its Subsidiaries in form and substance satisfactory to the Administrative Agent;

(j)                                    the financial statements described in Section 9.01(b) of the Credit Agreement for the fiscal quarter ended June 30, 2014;

(k)                                 a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 8.12 of the Credit Agreement;

(l)                                     all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(m)                             no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Amendment, the Credit Agreement, the other Loan Documents or the Transactions; and

(n)                                 any fees due on or prior to the date hereof under the Fee Letter executed in connection with this Amendment.

SECTION 4.                            Acknowledgment and Ratification.  As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower acknowledges and agrees that the execution, delivery, and performance of this Amendment shall, except as expressly provided herein, in no way release, diminish, impair, reduce, or otherwise affect the obligations of the Borrower under the Loan Documents, which Loan Documents shall remain in full force and effect.

SECTION 5.                            Borrower’s Representations and Warranties.  As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders (with the knowledge and intent that the Administrative Agent and the Lenders are relying upon the same in entering into this Amendment) that, as of the date of its execution of this Amendment:

(a)                                 This Amendment, the Credit Agreement and each of the other Loan Documents to which it is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b)                                 The representations and warranties set forth in Article VIII of the Credit Agreement are true and correct in all material respects, after giving effect to this Amendment, as if made on and as of the date of this Amendment (except to the extent such representations and warranties relate solely to an earlier date, in which case, they are true and correct in all material respects as of such date).

(c)                                  At the time of and after giving effect to this Amendment, no Default exists.

(d)                                 The execution, delivery and performance of this Amendment are within the Borrower’s limited liability company power, have been duly authorized, are not in contravention of any law applicable to such party or the terms of such party’s organizational documents and, except as have been previously obtained or as referred to in Section 8.03 of the Credit Agreement, do not require the consent or approval of any Governmental Authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by this Amendment.

SECTION 6.                            Administrative Agent and Lenders Make No Representations or Warranties.  By execution of this Amendment, neither the Administrative Agent nor any Lender (a) makes any representation or warranty or assumes any responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Amendment, the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, or (b) makes any representation or warranty or assumes any responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by such Persons of any of their obligations under the Loan Documents, or any other instrument or document furnished pursuant thereto.

SECTION 7.                            Effect of Amendment.  This Amendment (a) except as expressly provided herein, shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement, any Security Instruments, the other Loan Documents or any of the instruments or agreements referred to therein, (b) shall not prejudice any right or rights which the Administrative Agent or the Lenders may now or hereafter have under or in connection with the Credit Agreement, any Security Instrument or any other Loan Document, including, without limitation, the right to accelerate the Obligations, institute foreclosure proceedings, exercise their respective rights under the Uniform Commercial Code or other applicable law, and/or institute collection proceedings against the Borrower, to the extent provided therein or by law, and except as expressly provided herein, and (c) shall not be deemed to be a waiver of any existing or future Default.

SECTION 8.                            Miscellaneous.  This Amendment shall be governed by, and construed in accordance with, the law of the State of Texas.  The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.  This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart.  This Amendment, and any documents required or requested to be delivered pursuant to Section 3 hereof, may be delivered by telecopy or pdf transmission of the relevant signature pages hereof and thereof, as applicable.

SECTION 9.                            Ratification.  The Borrower ratifies and acknowledges the Loan Documents are valid, subsisting and enforceable.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

RSP PERMIAN, L.L.C.,
as the Borrower

By:	/s/ James E. Mutrie
James E. Mutrie
Vice President and General Counsel

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

COMERICA BANK,
as the Administrative Agent, as the Issuing Bank, and as a Lender

By:	/s/ John S. Lesikar
John S. Lesikar
Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

BOKF, NA, dba Bank of Texas,

By:	/s/ Thomas E. Stelmar, Jr.
Name:	Thomas E. Stelmar, Jr.
Title:	Senior Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Dustin S. Hansen
Name:	Dustin S. Hansen
Title:	Senior Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ David Morris
Name:	David Morris
Title:	Authorized Officer

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daniel K. Hansen
Name:	Daniel K. Hansen
Title:	Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

ABN AMRO CAPITAL USA LLC,
as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Director

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Kyle Lewis
Name:	Kyle Lewis
Title:	AVP

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

ONEWEST BANK N.A., as a Lender

By:	/s/ Sean Murphy
Name:	Sean Murphy
Title:	Executive Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

TEXAS CAPITAL BANK, N.A., as a Lender

By:	/s/ Jared Mills
Name:	Jared Mills
Title:	Vice President

Signature Page to Second Amendment to
Amended and Restated Credit Agreement

SCHEDULE 1.1
APPLICABLE MARGIN

Borrowing Base Utilization Grid

	Level I	Level II	Level III	Level IV	Level V
Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Revolving Credit Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Letters of Credit	1.00%	1.25%	1.50%	1.75%	2.00%
ABR Revolving Credit Loans	0.00%	0.25%	0.50%	0.75%	1.00%
ABR Swing Line Loans	0.00%	0.25%	0.50%	0.75%	1.00%
Facility Fee	0.50%	0.50%	0.50%	0.50%	0.50%

Schedule 1.1 to Second Amendment to
Amended and Restated Credit Agreement

SCHEDULE 1.2
ALLOCATIONS

Name of Lender	Applicable Revolving Credit Percentage	Maximum Credit Amount
Comerica Bank	16.800%	$168,000,000
BOKF, NA dba Bank of Texas	11.050%	$110,500,000
Citibank, N.A.	11.050%	$110,500,000
JPMorgan Chase Bank, N.A.	11.050%	$110,500,000
U.S. Bank National Association	11.050%	$110,500,000
ABN AMRO Capital USA LLC	8.000%	$80,000,000
Royal Bank of Canada	8.000%	$80,000,000
UBS AG, Stamford Branch	8.000%	$80,000,000
Associated Bank, N.A.	5.000%	$50,000,000
OneWest Bank N.A.	5.000%	$50,000,000
Texas Capital Bank, N.A.	5.000%	$50,000,000
Total	100.00%	$1,000,000,000

Schedule 1.2 to Second Amendment to
Amended and Restated Credit Agreement

EXHIBIT B
FORM OF REVOLVING CREDIT BORROWING REQUEST

No.	Dated: , 20

TO:                           Comerica Bank (the “Administrative Agent”)

RE:                           Amended and Restated Credit Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) dated as of September 10, 2013, among the Administrative Agent, Comerica Bank, as Swing Line Lender and as Issuing Bank, the lenders from time to time party thereto (the “Lenders”) and RSP Permian, L.L.C. (the “Borrower”)

Pursuant to the terms and conditions of the Credit Agreement, the Borrower hereby requests a Revolving Credit Borrowing from the Revolving Credit Lenders, as described herein:

(A) Date of Revolving Credit Borrowing:

(B)                               ☐  (check if applicable):

This Revolving Credit Borrowing is or includes a whole or partial refunding/conversion of:

Advance No(s).

(C)                               Type of Revolving Credit Borrowing (check only one):

☐ABR Borrowing

☐Eurodollar Borrowing

(D)                               Amount of Revolving Credit Borrowing:

$

(E)                                Interest Period (applicable to Eurodollar Borrowings):

(F)                                 Disbursement Instructions:

☐Comerica Bank Account No.
☐Other:

The Borrower certifies to the matters specified in Section 2.03(d) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

Exhibit B to Second Amendment to
Amended and Restated Credit Agreement

The undersigned by execution of this document agrees that any copy of this document signed by it and transmitted by facsimile or email, or any other method for delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

RSP PERMIAN, L.L.C.,
as the Borrower

By:
Name:
Title:

Agent Approval: